Exhibit 3.1

Amendment No. 9
to
Amended and Restated Agreement of Limited Partnership
of Williams Partners L.P.

This Amendment No. 9, dated November 5, 2012 (this “Amendment”) to the Amended and Restated Agreement of Limited Partnership, dated as of August 23, 2005, as amended (the “Partnership Agreement”), of Williams Partners L.P., a Delaware limited partnership (the “Partnership”), is entered into and effectuated by Williams Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), pursuant to authority granted to it in Article XIII of the Partnership Agreement. Unless otherwise indicated, capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

WHEREAS, Section 5.6 of the Partnership Agreement provides that the Partnership, without the approval of any Partner, may, for any Partnership purpose, at any time or from time to time, issue additional Partnership Securities for such consideration and on such terms and conditions as determined by the General Partner; and

WHEREAS, Section 13.1(d) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and

WHEREAS The Williams Companies, Inc., a Delaware corporation (“Williams”), the General Partner (the General Partner together with Williams, the “Contributing Parties”), the Partnership, Williams Partners Operating LLC, a Delaware limited liability company (the “Operating Company”) and Williams Field Services Group, LLC, a Delaware limited liability company (“WFSG” and together with the Partnership and the Operating Company, the “Partnership Parties”) entered into that certain Contribution Agreement dated October 29, 2012 (the “WOL Contribution Agreement”), pursuant to which the Contributing Parties will contribute 100% of the issued and outstanding membership interest in Williams Olefins, L.L.C., a Delaware limited liability company, to the Partnership in exchange for aggregate consideration that includes the issuance of Common Units: and

WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(d)(i) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect.

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

1. Section 1.1 of the Partnership Agreement is hereby amended to add the following definitions:

“Cash Consideration” shall have the meaning ascribed to such term in the WOL Contribution Agreement.

“Final Consideration Adjustment Amount” shall have the meaning ascribed to such term in the WOL Contribution Agreement.

“Final Consideration Adjustment Amount Difference” means the amount, if any, that the absolute value of the Final Consideration Adjustment Amount as finally determined, if it is a negative number, is greater than the Cash Consideration as provided in Section 2.4(d)(ii) of the WOL Contribution Agreement.

“Final Consideration Adjustment Annual Reduction Amount” means an amount equal to the product obtained by multiplying the Final Consideration Adjustment Amount Difference by 1.022.

“Final Consideration Adjustment Quarterly Reduction Amount” means an amount equal to the quotient obtained by dividing the Final Consideration Adjustment Annual Reduction Amount by four.

“Final Consideration Adjustment Reduction Extended Waiver Period” means the period of four consecutive Quarters commencing with the Final Consideration Adjustment Reduction Quarter.

“Final Consideration Adjustment Reduction Quarter” means the Quarter with respect to which the first Record Date occurs following the date on which the Final Consideration Adjustment Amount is finally determined.

“Geismar Expansion Date” means the date that is 30 days following the date on which Williams Olefins, L.L.C. delivers to CB&I, Inc. the “Certificate of Substantial Completion” pursuant to Section 33.5 of that certain Facility Engineering, Procurement and Construction Contract dated March 30, 2012 between Williams Olefins, L.L.C. and CB&I, Inc.

“WOL Contribution Agreement” means that certain Contribution Agreement, dated as of October 29, 2012, by and among Williams, the General Partner, the Partnership, the Operating Company and Williams Field Services Group, LLC, a Delaware limited liability company.

“WOL First Distribution Quarter” means the Quarter with respect to which the first Record Date following the Closing Date (as defined in the WOL Contribution Agreement) occurs.

“WOL IDR Waiver Period” means the period commencing with the WOL First Distribution Quarter and ending on the later of the last day of the Quarter ending December 31, 2013 or the last day of the Quarter during which the Geismar Expansion Date occurs.

2. Section 6.4 is hereby amended by adding new subsections (f) and (g) to such Section:

“(f) Reduction in Certain Distributions with respect to the WOL IDR Waiver Period. Notwithstanding any other provision of this Agreement and without limiting the reductions described in Section 6.4(e), the amount of Available Cash otherwise distributable to the holder of the Incentive Distribution Rights pursuant to Section 6.4 with respect to each Quarter within the WOL IDR Waiver Period shall be reduced by the amount of $16,000,000 per Quarter, provided, however, that if the Geismar Expansion Date occurs after December 31, 2013 and on a date that is not the last day of a Quarter, the distribution of Available Cash otherwise distributable to the holder of the Incentive Distribution Rights with respect to such Quarter shall be reduced by the product of $16,000,000 multiplied by a fraction of which the numerator is the number of days beginning on the first day of such Quarter up to and including the Geismar Expansion Date and of which the denominator is the total number of days in such Quarter.

(g) Reduction in Certain Distributions with respect to the Final Consideration Adjustment Amount Difference. Notwithstanding any other provision of this Agreement and without limiting the reductions described in Sections 6.4(e) and 6.4(f), the amount of Available Cash otherwise distributable to the holder of the Incentive Distribution Rights pursuant to Section 6.4 shall be reduced by:

(i) an amount equal to the Final Consideration Adjustment Amount Difference with respect to the Final Consideration Adjustment Reduction Quarter; or

(ii) in lieu of the reduction described in clause (i) of this Section 6.4(g), upon the election of the holder of Incentive Distribution Rights in its sole discretion pursuant to written notice delivered to the Partnership prior to the Record Date with respect to the Final Consideration Adjustment Reduction Quarter, an amount equal to the Final Consideration Adjustment Quarterly Reduction Amount with respect to each Quarter within the Final Consideration Adjustment Reduction Extended Waiver Period.”

3. Whenever this Amendment refers to a number of days, such number shall refer to calendar days.

4. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

5. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

6. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those provisions of this Amendment that are valid, enforceable and legal.

• * * * *

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER:

Williams Partners GP LLC

By: /s/ Donald R. Chappel
Donald R. Chappel
Title: Chief Financial Officer

Signature Page to Amendment No. 9 to
Amended and Restated Agreement of Limited Partnership
of Williams Partners L.P.